Exhibit 3.29

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

—	First: The name of this Corporation is TitleMax of Texas, Inc..

—	Second: Its registered office in the State of Delaware is to be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington County of New Castle Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

—	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

—	Fourth: The amount of the total stock of this corporation is authorized to issue is 1000 shares (number of authorized shares) with a par value of no par value per share.

—	Fifth: The name and mailing address of the incorporator are as follows: Name Tracy Young Mailing Address 15 Bull Street, Suite 200 Savannah, GA Zip Code 31401

—	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th day of December, A.D. 2007.

BY:	/s/ Tracy Young
(Incorporator)

NAME:	Tracy Young
(type or print)